EXHIBIT 4(e)

                        IL ANNUITY AND INSURANCE COMPANY
               ENDORSEMENT FOR ROTH INDIVIDUAL RETIREMENT ANNUITY
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                                                                    EXHIBIT 4(e)

                        IL ANNUITY AND INSURANCE COMPANY
               ENDORSEMENT FOR ROTH INDIVIDUAL RETIREMENT ANNUITY

This endorsement applies to a Contract issued as a Roth Individual Retirement Annuity ("Roth IRA"). The Contract is issued as a Roth IRA under section 408A of the Internal Revenue Code ("Code").

The following provisions apply and replace any contrary Contract provisions.

I.       OWNERSHIP AND USE OF CONTRACT

         A.       You may not change ownership of the Contract at any time.

         B. Your entire interest in the Contract is not forfeitable. This Contract is established for the exclusive benefit of you and your beneficiaries.

         C. You may not transfer or assign the Contract, and you may not use it as security for a loan.

         D. You must be the annuitant. We do not permit a joint or contingent owner.

         E. We will apply any refund of premiums that is not attributable to excess contributions toward the payment of future premiums or the purchase of additional benefits. We will do so before the end of the year following the year of the refund.

II.      CONTRIBUTIONS TO THE CONTRACT

         A. General Limitations. The following rules apply to your contributions to the Contract:

                  1. If this Roth IRA is not a Roth Conversion IRA, then we will only accept cash contributions up to a maximum amount of [$2,000] for any tax year, except in the case of a rollover contribution.

                  2. We will not accept any contributions made under a SIMPLE plan under section 408(p) of the Code.

                  3. We will not accept any transfer or rollover of funds from a SIMPLE IRA if:

                       a) the amounts are attributable to contributions made under a SIMPLE plan, and

                       b) the transfer or rollover of funds is made prior to the expiration of the two-year period starting on the date the individual first participated in the SIMPLE plan.

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                  4.   A regular contribution to a nonRoth IRA may be
                       recharacterized under the rules in section 1.408-5 of the Treasury Regulations as a regular contribution to this IRA, subject to the dollar limits described in this section.

         B. Roth Conversion IRAs. A Roth Conversion IRA is a Roth IRA that only accepts IRA Conversion Contributions made during the same tax year. IRA Conversion Contributions are amounts that are rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b) of the Code, other than a Roth IRA.

         C. Contribution Limit Reduction. The [$2,000] limit described above is gradually reduced to [$0] between certain levels of adjusted gross income ("AGI"). The [$2,000] annual contribution limit is phased out as follows:

                  1. If you are single, it is phased out between an AGI of [$95,000 and $110,000].

                  2. If you are married and file jointly, it is phased out between an AGI of [$150,000 and $160,000].

                  3. If you are married and file separately, it is phased out between an AGI of [$0 and $10,000].

                  4. In the case of a conversion, we will not accept IRA Conversion Contributions in a tax year if your AGI for that tax year exceeds [$100,000] or if you are married and file a separate return.

                  Adjusted gross income is defined in section 408A(c)(3) of the Code. It does not include IRA Conversion Contributions.

III.     DISTRIBUTIONS AFTER YOUR DEATH

         A. Basic Rule. We are not required to distribute any amount to you prior to your death. In the event of your death, we will pay out your entire interest in the Contract according to the rules described below. The Contract's provisions relating to the death of the annuitant or owner are changed to the extent necessary to conform with these rules.

         B. Special Rule for Spouse. If your spouse is the sole beneficiary on the date of your death, he or she may choose to be treated as the owner of the Contract.

         C. If Spouse Is Not Sole Beneficiary. If you die before your entire interest has been distributed to you, and your surviving spouse is not the sole beneficiary, your entire remaining interest will either:

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                  1.       be paid by December 31 of the year containing the
                           fifth anniversary of your death, or

                  2. be paid over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of your death.

                  You may decide the method of distribution. If you do not make the decision, your beneficiary or beneficiaries will do so. If payments do not begin by the date described in the second distribution method, the first method will apply.

         D. Minimum Annual Payment. To determine the minimum annual payment for each year in the second distribution method discussed above, divide the entire interest in the Contract by the life expectancy of the designated beneficiary. The interest in the Contract is determined as of the close of business on December 31 of the preceding year. The beneficiary's life expectancy in the year payments are required to begin is determined using the beneficiary's age during the year in which payments are required to begin and the expected return multiples in Table V of Income Tax Regulation section 1.72-9 in accordance with sections 408(b)(3) and 408A(c)(5) of the Code and regulations. Payments for any subsequent year will be calculated based on that life expectancy reduced by one for each year that has elapsed since the year life expectancy was first calculated.

IV.      YOUR RESPONSIBILITIES

         A. You will provide us with the information that we need to prepare any reports required under sections 408(i) and 408A(d)(3)(E) of the Code, sections 1.408-5 and 1.408-6 of the Income Tax Regulations, and other guidance published by the Internal Revenue Service. We will submit the reports to you and the Internal Revenue Service.

         B. You are solely responsibility for determining that contributions, transfers and distributions under the Contract meet the requirements of the Code and this endorsement.

         C. We will have no duty to determine whether any contributions to or payments from this IRA comply with the Code, regulations or rulings.

         D. We will not be responsible for any penalties, taxes, judgments or expenses you incur in connection with this IRA.

V.       AMENDMENT OF CONTRACT

         We may further amend this Contract at any time without your consent as necessary to conform to changes in the Code and related regulations and rulings.

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                                 IL ANNUITY AND INSURANCE COMPANY

                                   /s/Lisa P. Foxworthy-Parker

                                            SECRETARY

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